Exhibit 99.1

Elephant Talk Announces Preliminary Third Quarter Financial Results

Quarterly Revenue Reaches Approximately $7.3 Million; Net Loss Reduced by 26% to Approximately $2.4 Million

Adjusted EBITDA Increases to Over $1.0 Million

Company to Host Quarterly Earnings Conference Call on November 18, 2014

OKLAHOMA CITY, OK — November 10, 2014 - Elephant Talk Communications Corp. (NYSE MKT: ETAK) (“Elephant Talk” or the “Company”), a global provider of Software Defined Network Architecture (ET Software DNA® 2.0) platforms and cyber security solutions, today announced preliminary results for the third quarter of 2014 and set November 18, 2014 as the date for its third quarter earnings results conference call.

Third Quarter Highlights

•	Revenue for the third quarter of 2014 is expected to increase to approximately $7.3 million compared to $5.2 million for the same quarter of 2013.
•	Net Loss over the same period is reduced by approximately $0.8 million from a net loss of $3.2 million to a net loss of approximately $2.4 million.
•	EBITDA* of approximately $0.2 million for the third quarter of 2014 marking the first quarter that the Company has recorded positive EBITDA.
•	Adjusted EBITDA* is expected to increase to approximately $1.1 million for the third quarter of 2014 versus a negative $0.1 million a year ago and a 95% sequential increase over $0.6 million reported for the second quarter of 2014.
•	Net Cash provided by operations for the third quarter of 2014 increased to approximately $1.7 million from a negative $1.2 million in the second quarter of 2014.

Mr. Steven van der Velden, Chairman and CEO of Elephant Talk, stated, "The third quarter of 2014 continues to demonstrate the positive sequential growth trends established by Elephant Talk over the past year, driven by increased utilization of our ET Software DNA 2.0 platform with our key customers. We are pleased with the increased cash provided from operations as well as the positive EBITDA achieved, which validates the scalability of our monthly recurring revenue platform.”

*Reconciliation of Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

In order to provide investors additional information regarding our financial results, the Company is disclosing EBITDA and Adjusted EBITDA, non-GAAP financial measures. The Company employs EBITDA, defined as earnings before income and expenses from derivative accounting, such as warrant liabilities and conversion feature expensing, interest income and expense, income taxes, depreciation and amortization, amortization of deferred financing cost, impairments and non-operating income and expenses. Adjusted EBITDA further eliminates stock-based compensation. EBITDA and Adjusted EBITDA are designed to show a measure of the Company’s operating performance. The Company uses EBITDA and Adjusted EBITDA because it removes the impact of items not directly resulting from the Company’s core operations, allowing the Company to better assess whether the elements of the Company’s growth strategy are yielding the desired results. Accordingly, the Company believes that EBITDA and Adjusted EBITDA provide useful information for investors and others which allows them to better understand and evaluate the Company’s operating results.

	Three months ended
(x USD million)	September 30th
EBITDA	2014	2013
Net loss	$(2.4)	$(3.2)
Provision for income taxes	(0.0)	0.0
Depreciation and amortization	1.9	1.5
Interest income and expenses	0.2	0.1
Interest expense related to debt discount and conversion feature	1.3	0.3
Changes in fair value of warrant liabilities	0.1	(0.2)
Change in fair value of conversion feature	-	-
Loss on extinguishment of debt	(0.6)	0.0
Other income & (expense)	(0.3)	-
Amortization of deferred financing costs	0.1	0.0
EBITDA	$0.2	(1.3)

Stock-based compensation	0.9	1.2
Adjusted EBITDA	$1.1	(0.1)
* numbers may not add exactly due to rounding

Conference Call Reminder: Elephant Talk will host its 2014 Third Quarter results conference call on Tuesday, November 18, 2014 at 11:00 a.m. ET.

Conference Call Information:
Date:	Tuesday, November 18, 2014
Time:	11:00 a.m. ET
Domestic Dial-in number:	1-913-312-9323
Live webcast:	http://public.viavid.com/index.php?id=111917

All interested in participating should dial in approximately 5 to 10 minutes prior to the 11:00 a.m. ET conference call. Participants should ask for the Elephant Talk 2014 Third Quarter Conference Call.

About Elephant Talk Communications Corp.:

Elephant Talk Communications Corp. (NYSE MKT: ETAK), is a global provider of mobile proprietary Software Defined Network Architecture (ET Software DNA® 2.0) platforms for the telecommunications industry. The Company empowers Mobile Network Operators (MNOs), Mobile Virtual Network Operators (MVNOs), Enablers (MVNEs) and Aggregators (MVNAs) with a full suite of applications, superior industry expertise and high quality customer service without the need for substantial upfront investment. Elephant Talk counts several of the world's leading MNOs and technology companies amongst its customers and partners, including Vodafone, T-Mobile, Zain, Iusacell and HP. Visit: www.elephanttalk.com.

About ValidSoft UK Limited:

ValidSoft, a subsidiary of Elephant Talk Communications Corp., secures transactions using personal authentication and device assurance. We help our customers to reduce fraud losses and improve customers’ experience. As part of our multi-factor authentication, ValidSoft integrates its leading Voice Biometric engine into multivendor solutions or as a standalone system. ValidSoft serves multiple clients in the financial, government and business automation sectors and is the only company to have been granted four European Privacy Seals, reflecting its commitment to promoting strong data privacy. Visit: www.validsoft.com.

Forward-Looking Statements:

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Elephant Talk's plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Elephant Talk's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the ability of the Company to regain compliance with the listing standards of the NYSE MKT LLC. Because such statements involve risks and uncertainties, the actual results and performance of Elephant Talk may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Elephant Talk also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Elephant Talk's filings with the Securities and Exchange Commission (the "SEC"), copies of which are available from the SEC or may be obtained upon request from Elephant Talk.

Contacts:

Investor Relations:

Steve Gersten

Capital Markets Group

813-926-8920

steve@capmarketsgroup.com

Public Relations:

Michael Glickman

MWG CO.

917-596-1883

mike@mwgco.net